Exhibit 99.1

RF Industries Reports Second Quarter Fiscal Year 2024 Financial Results

SAN DIEGO, CA, June 13, 2024 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced second quarter fiscal year 2024 financial results for the quarter ended April 30, 2024.

Second Quarter Fiscal Year 2024 Highlights and Operating Results:

●	Net sales were $16.1 million; up 19.7% from $13.5 million in the first quarter of fiscal 2024 and down from $22.3 million in the prior-year second quarter.
●	Backlog of $18.0 million at the end of the second quarter on bookings of $17.9 million. As of today, the backlog stands at $20.0 million.
●	Gross profit margin was 29.9%, an improvement from 24.5% in the first quarter of fiscal 2024, and up from 27.4% year-over-year.
●	Operating loss was $415,000, an improvement from a loss of $2.1 million in the first quarter of 2024 and down from income of $489,000 year-over-year.
●

Due to the recording of a non-cash valuation allowance on our deferred tax balance during the current fiscal quarter, consolidated net loss was $4.3 million or $0.41 per diluted share, a sequential decline from a loss of $1.4 million or $0.13 per diluted share in the first quarter of fiscal 2024 and down from income of $581,000 or $0.06 per diluted share year-over-year.

●

Excluding the non-cash income tax provision adjustment, non-GAAP net income was $132,000 or $0.01 per diluted share, an improvement from a non-GAAP net loss of $1.4 million or $0.14 per diluted share in the first quarter of fiscal 2024 and down from non-GAAP net income of $1.2 million or $0.11 per share year-over-year.

●	Adjusted EBITDA was $572,000, up from an Adjusted EBITDA loss of $1.1 million in the first quarter of fiscal 2024 and down from Adjusted EBITDA of $1.4 million year-over-year.

See "Note Regarding Use of Non-GAAP Financial Measures," "Unaudited Reconciliation of GAAP to non-GAAP Net Income (Loss)" and "Unaudited Reconciliation of Net (Loss) Income to Adjusted EBITDA" below for additional information.

Management Commentary

“In the second quarter, we saw sequential improvement across the board in our business. Net sales were up 19.7%, gross profit margin improved 540 basis points to 29.9%, and Adjusted EBITDA returned to positive territory. This is the strongest indication yet that our business is trending in the right direction after a very challenging 2023 marked by significant reductions in telecom capex spending. This quarter, we recorded a non-cash valuation allowance on our deferred tax asset that resulted in a significant tax provision driving the GAAP net loss. This accounting adjustment is unrelated to our operations and should not take away from the significant recovery and improvement we saw in all areas of our business,” said Robert Dawson, Chief Executive Officer of RF Industries.

“Furthermore, we have expanded our product offering both organically and through acquisitions and are now in a better position to benefit from heightened activity in the telecom industry. We are seeing increased demand for our higher-value products like our Direct-Air Cooling solutions and integrated small cell solutions. In May, we received several large orders totaling approximately $4 million across multiple product areas including a $2 million win for small cell solutions from one key customer in the Tier 1 wireless carrier ecosystem. With these orders, we saw a material increase to our backlog from the end of the fiscal first quarter of 2024. With the progress our team has made in streamlining operations, we have greatly reduced our cost structure. We have significant operating leverage in our business model that can drive stronger gross margins. Our ongoing focus on operational and cost efficiencies, as well as a shift to higher value products, can have meaningful impact on profitability as sales recover.”

“Looking ahead, we are optimistic these demand trends will continue. I remain confident that we have the right business model, the right products, and the right team to capitalize on improving momentum and to deliver increased shareholder value,” concluded Dawson.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today, June 13, 2024, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fiscal 2024 second quarter results. To access the live call, dial 888-506-0062 (US and Canada) or 973-528-0011 (International) and give the participant access code 804483.

A live and archived webcast of the conference call will be accessible on the investor relations section of the Company's website at www.rfindustries.com.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include high-performance components used in commercial applications such as RF connectors and adapters, RF passives including dividers, directional couplers and filters, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in New York, Connecticut, Rhode Island and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to future events. Forward looking statements include, among others, statements concerning our expectations about profitability, revenues, industry trends, markets, increasing shareholder value, current and future purchase orders, and the expected benefits and desirability of our products, in each case which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s cash and liquidity needs, ability to continue as a going concern, non-compliance with terms and covenants in our credit facility, changes in the telecommunications industry and materialization and timing of expected network buildouts; timing and breadth of new products; our ability to realize increased sales; successfully integrating new products and teams; our ability to execute on its go-to-market strategies and channel models; our reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; our ability to expand our OEM relationships; our ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; our ability to maintain strong margins and diversify our customer base; our ability to initiate operating efficiencies, cost savings and expense reductions; our ability to address the changing needs of the market and capitalize on new market opportunities; our ability to add value to our customer’s needs; the success of any product launches; and our ability to increase revenue, gross margins or obtain profitability in a timely manner. Further discussion of these and other potential risks and uncertainties may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including our Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our unaudited condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income, non-GAAP net loss and non-GAAP earnings per share, basic and diluted (non-GAAP EPS).

We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance by excluding certain non-cash and other one-time expenses that we believe are not indicative of our operating results.

In computing Adjusted EBITDA, non-GAAP net income, non-GAAP net loss and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, non-cash and other lease charges, and severance. For Adjusted EBITDA, we also exclude depreciation, amortization, interest expense and provision for income taxes. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income, non-GAAP net loss and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income, non-GAAP net loss and non-GAAP EPS are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Non-GAAP financial measures are subject to limitations and should be read only in conjunction with the Company’s consolidated financial statements pre-pared in accordance with GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

RF Industries Contact:

Peter Yin

SVP and CFO

(858) 549-6340

rfi@rfindustries.com

IR Contact:

Margaret Boyce

Financial Profiles, Inc.

(310) 622-8247

RFIL@finprofiles.com

# # #

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Apr. 30,	Oct. 31,
	2024	2023
ASSETS	(unaudited)	(audited)
CURRENT ASSETS
Cash and cash equivalents	$1,400	$4,897
Trade accounts receivable, net	10,552	10,277
Inventories	16,379	18,730
Other current assets	1,894	2,136
TOTAL CURRENT ASSETS	30,225	36,040

Property and equipment, net	4,814	4,924
Operating right of use asset, net	14,999	15,689
Goodwill	8,085	8,085
Amortizable intangible assets, net	12,751	13,595
Non-amortizable intangible assets	1,174	1,174
Deferred tax assets	-	2,494
Other assets	775	277
TOTAL ASSETS	$72,823	$82,278

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$7,373	$7,773
Line of Credit	10,460	1,000
Current portion of Term Loan	-	2,424
Current portion of operating lease liabilities	1,424	1,314
TOTAL CURRENT LIABILITIES	19,257	12,511

Operating lease liabilities	18,775	19,284
Deferred tax liabilities	182	-
Term Loan, net of debt issuance cost	-	10,721
TOTAL LIABILITIES	38,214	42,516

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 10,495,548 and 10,343,223 shares issued and outstanding at April 30, 2024 and October 31, 2023, respectively	105	104
Additional paid-in capital	26,589	26,087
Retained earnings	7,915	13,571
TOTAL STOCKHOLDERS' EQUITY	34,609	39,762

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$72,823	$82,278

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$16,110	$22,298	$29,568	$40,642
Cost of sales	11,286	16,178	21,441	29,435

Gross profit	4,824	6,120	8,127	11,207

Operating expenses:
Engineering	637	882	1,405	1,845
Selling and general	4,602	4,749	9,221	10,042
Total operating expenses	5,239	5,631	10,626	11,887

Operating (loss) income	(415)	489	(2,499)	(680)

Other expense	(230)	(72)	(339)	(225)

(Loss) income before benefit for income taxes	(645)	417	(2,838)	(905)
Provision (benefit) from income taxes	3,649	(164)	2,818	(324)

Consolidated net (loss) income	$(4,294)	$581	$(5,656)	$(581)

(Loss) earnings per share - Basic	$(0.41)	$0.06	$(0.54)	$(0.06)
(Loss) earnings per share - Diluted	$(0.41)	$0.06	$(0.54)	$(0.06)

Weighted average shares outstanding:
Basic	10,495,548	10,290,911	10,452,597	10,256,158
Diluted	10,495,548	10,327,271	10,452,597	10,256,158

RF INDUSTRIES, LTD. AND SUBSIDIARIES

Unaudited Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2024	2023	2024	2023
Consolidated net (loss) income	$(4,294)	$581	$(5,656)	$(581)
Provision (benefit) from income taxes	3,649	(164)	2,818	(324)
Stock-based compensation expense	248	230	503	441
Non-cash and other one-time charges	50	89	145	533
Severance	56	-	56	50
Amortization expense	423	426	845	857
Non-GAAP net income (loss)	$132	$1,162	$(1,289)	$976

Non-GAAP earnings (loss) per share:
Basic	$0.01	$0.11	$(0.12)	$0.10
Diluted	$0.01	$0.11	$(0.12)	$0.09

Weighted average shares outstanding
Basic	10,495,548	10,290,911	10,452,597	10,256,158
Diluted	10,495,548	10,327,271	10,452,597	10,307,036

RF INDUSTRIES, LTD. AND SUBSIDIARIES

Unaudited Reconciliation of Net (Loss) Income to Adjusted EBITDA

(In thousands)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2024	2023	2024	2023
Consolidated net (loss) income	$(4,294)	$581	$(5,656)	$(581)
Stock-based compensation expense	248	230	503	441
Non-cash and other one-time charges	50	89	145	533
Severance	56	-	56	50
Amortization expense	423	426	845	857
Depreciation expense	210	197	421	308
Other expense	230	72	339	225
Provision (benefit) from income taxes	3,649	(164)	2,818	(324)
Adjusted EBITDA	$572	$1,431	$(529)	$1,509